EXHIBIT 10.2

SERVICES AGREEMENT BETWEEN
V2K INTERNATIONAL, INC. AND AMERIVON HOLDINGS LLC
DATED JUNE 6, 2008

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into as of the day first written on the signature page hereof by and between V2K International, Inc., a Colorado corporation (the “Company”) and Amerivon Holdings LLC, a Nevada limited liability company (“Amerivon”).

RECITALS

A.  The Company is engaged in the sale and distribution of window fashion treatments through independent franchisees and also to mass market, wholesale clubs and other retailers (the “Products”).  The Company markets the Products under its own brands or co-branded with the manufacturer.  The Company is also in the process of raising capital to fund its growth through the placement of its equity and debt securities.

B.  Amerivon will refer to the Company the distribution entities set forth on Exhibit A attached hereto  (the “Distribution Prospects”) as amended from time to time for consideration as customers subject to the terms and conditions of this Agreement.

C.           The Company and Amerivon each desire to enter into this relationship for referrals to the Prospects subject to the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and for other good and valuable consideration, their receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows.

AGREEMENT

1.           DEFINITIONS.  Unless the context requires otherwise, the following underlined terms shall have the following respective meanings:

1.1           Agreement.  This Services Agreement.

1.2           Asserted Liability.  Any claim, demand, or circumstance that may result in an indemnified Loss, or the commencement or threatened commencement of any action, proceeding, or investigation that may result in an indemnified Loss.

1.3           Audit.  The audit of the Distributor Reports (as defined in Section 4.2 hereof) for purposes of determining the amount of fees to be paid to Amerivon pursuant to Section 4 hereof, as conducted by the Auditors in accordance with Generally Accepted Auditing Standards and special procedures to be mutually agreed upon by the parties.

1.4           Audit Report.  The written report of the Audit delivered by the Auditors.

1.5           Auditors.  A nationally- or regionally-based firm of independent certified public accountants reasonably acceptable to Amerivon (for this purpose, the Company’s current auditors, Seligson and Giannattasio, shall be acceptable to Amerivon) that shall conduct the Audit.

1.6           Commencement Date.  The date first written on the signature page hereof.

1.7           Distributors.  A Distribution Prospect through which Company sells the Products.

1.8        Amerivon.  Amerivon Holdings LLC, a Nevada limited liability company.

1.9        Distribution Prospects.  Those entities set forth on Exhibit A attached hereto, as amended or appended by the mutual written consent of the parties from time to time.

1.10      Indemnified Party.  Amerivon with respect to the indemnification provided by Section 7.1 hereof, and the Company with respect to the indemnification provided by Section 7.2 hereof.

1.11      Indemnifying Party.  The Company with respect to the indemnification provided by Section 7.1 hereof, and the Amerivon with respect to the indemnification provided by Section 7.2 hereof.

1.12  Company.  V2K International, Inc., a Colorado corporation.

1.13  Losses.  Any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments, causes of action, assessments, costs, and expenses, including but not limited to interest, penalties, court costs, and reasonable attorneys' fees.

1.14  Net Sales.  Gross Sales for which payment has actually been received by the Company, less returns, chargebacks, and allowances.  Gross Sales shall mean the retail sales amount charged by the Distributor or the Company’s independent dealers, agents or franchisees.

1.15  New Distribution Prospect.  A Distribution Prospect not listed on Exhibit A as of the Commencement Date.

1.16  Products.  A diversified portfolio of window fashion treatments including both “hard goods” such as shutters and blinds and “soft goods” such as window fabrics, draperies, window coverings.

2.           SOLICITING PROSPECTS.  During the term of this Agreement, Amerivon shall solicit the Distribution Prospects to sell the Products.

3.           AMERIVON'S RESPONSIBILITIES.  During the term of this Agreement, Amerivon shall:

3.1           Ethical Responsibilities.  Adhere, and use commercially reasonable efforts to promote the highest standards of honesty, integrity, fair dealing, and ethical conduct in all dealings with the Distribution Prospects; and

3.2           Marketing Methods.  Use only those materials that have received the Company’s prior written approval.  Amerivon has no authority to make any promise or representation on behalf of the Company and Amerivon shall be responsible to the Company for any promise, representation, or warranty given to a Distribution Prospect by Amerivon that is not contained in either advertising or marketing materials approved in writing by the Company.

4.           FEES.

4.1           Conditions for Receiving Fees.  The Company will pay fees to Amerivon, pursuant to Section 4.2 hereof, for each Distribution Prospect that becomes a Distributor and for which the following conditions are met: (i) Amerivon notifies the Company in writing prior to introducing a new Distribution Prospect (the “New Prospect”) to the Company; (ii) the Company does not notify Amerivon within three business days following Amerivon’s notice that either the Company has a pre-existing relationship with the New Prospect or the Company desires for Amerivon to defer the introduction to the New Prospect, and (iii) the Company enters into a definitive agreement to sell Products to the Distribution Prospect, which may be the acceptance by Company of a purchase order for Products.

4.2           Fees for Distributors.  Subject to the conditions set forth in Section 4.1 hereof, for the referral of Distribution Prospects pursuant to this Agreement resulting in a Distributor, the Company will pay to Amerivon a fee equal to five percent (5%) of the Net Sales directly attributable to the sale of the Products through the Distributor.  The Company shall pay fees subject to this Section 4.2 monthly pursuant to a “Distributor Report” which shall be delivered by the 20th day following the end of the calendar month in which the Net Sales are achieved by the Company.

4.3           Expense Reimbursement.  Amerivon shall be reimbursed for all reasonable out-of-pocket expenses incurred in the fulfillment of its obligations herein. Said expenses shall be presented to the Company on a monthly basis and paid within 30 days.  All expenses in excess of $1,000 must be approved by the Company in advance.

4.4           Option Grant.  Amerivon shall also receive a five year option to purchase 3,256,810 shares of common stock of the Company, equal to five percent (5%) of the number of shares of the Company’s common stock outstanding, on a fully diluted basis (assuming the exercise of all options and warrants outstanding as of June 6, 2008) with an exercise price equal to $.30 per share (the “Option”).  The option shall vest and become exercisable in accordance with the vesting schedule and benchmarks set forth in the Stock Option Agreement attached hereto as Exhibit B.  The parties will execute and deliver the Option concurrently with the execution and delivery of this Agreement.

4.5           Audit Rights.  Amerivon shall have the right to Audit a Distributor Report for one (1) year after its delivery.  Prior to its engagement, (i) the Auditors shall execute and deliver a confidentiality and non-disclosure agreement containing usual and customary provisions protecting the Company and (ii) the Auditors and each of the parties shall consent in writing to the agreed upon procedures which shall govern the Audit.  The Auditors shall commence the Audit as soon as practicable and shall complete the Audit and deliver a preliminary Audit Report to the parties as soon as practicable.  The parties shall use their best efforts to fully cooperate with the Auditors in its conduct of the Audit.  The parties shall have fifteen (15) days from delivery thereof to review the preliminary Audit Report and provide comments to the Auditors and each other.  Upon receipt of the parties’ comments, the Auditors shall issue a final Audit Report.  The Audit Report shall be conclusive and binding upon the parties.  Amerivon shall pay the Auditors’ fees and expenses of the Audit unless there is a discrepancy in favor of Amerivon greater than five percent (5%) of amounts payable pursuant to the Distributor Report(s) subject to the Audit, in which case the Company shall pay for the Auditors’ reasonable fees and expenses.

5.           TERM AND TERMINATION.

5.1           Term.  The term of this Agreement shall commence on the Commencement Date and, unless sooner terminated as hereinafter provided, shall continue for a period of one year, with automatic one-year renewals every year unless terminated by one of the parties as herein provided.   In the event that Amerivon makes an investment in the Company or introduces someone who makes an investment in the Company, then the term of this Agreement shall commence on the Commencement Date and, unless sooner terminated as hereinafter provided, shall continue for a period of three years, with automatic one-year renewals every year unless terminated by one of the parties as herein provided.

5.2           Termination Without Cause.  Either party may terminate this Agreement after one year without cause upon giving thirty (30) days prior written notice to the other party.  In the event that Amerivon makes an investment in the Company or introduces someone who makes an investment in the Company, then either party may terminate this Agreement after three years without cause upon giving thirty (30) days prior written notice to the other party.

5.3           Termination For Cause.  Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party in the following events:

(a)      Breach.  A party breaches any material provision of this Agreement and such breach remains uncured for thirty (30) days after written notice thereof from the nonbreaching party to the breaching party, unless such breach is of such a nature that it cannot be cured within thirty (30) days and the breaching party commences a cure within thirty (30) days after receipt of written notice of the breach and diligently proceeds to complete the cure as soon as possible but in no event greater than one hundred twenty (120) days after receipt of such notice;

(b)      Voluntary Bankruptcy.  A party files or consents to any voluntary or involuntary petition for bankruptcy, insolvency, reorganization, liquidation, or other similar form of debtor relief, or petitions for or consents to the appointment of a receiver, trustee, or liquidator on its behalf for all or a substantial portion of its assets, or makes a general assignment for the benefit of creditors; or

(c)  Involuntary Bankruptcy.  A party is the subject of any involuntary petition for bankruptcy, insolvency, reorganization, liquidation, or other similar form of debtor relief, or has a receiver, trustee, or liquidator appointed on its behalf for all or a substantial portion of its assets, unless such petition or appointment is set aside, withdrawn, or ceases to be in effect within ninety (90) days from the date of any such petition or appointment.

5.4           Effect of Termination.  With respect to a termination of this Agreement pursuant to Sections 5.1, 5.2, or 5.3 hereof, the Company shall have the obligation to pay fees for only those Distribution Prospects or Distributors who enter into a binding, written agreement with the Company within one year from the termination date. In the event that Amerivon makes an investment in the Company or introduces someone who makes an investment in the Company, the Company will be obligated to pay fees for three years from the termination date.

6.           RELATIONSHIP.

6.1           Relationship.  The parties hereby acknowledge and agree that the relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employment relationship, or franchise between them.  The parties agree and acknowledge that they are independent businesses and are independent contractors and not employees of the other party for any purpose.  Each party has the right to operate such party’s business as the party sees fit, and shall hire employees and have the right to engage other personnel as such party may deem necessary or desirable, and such party shall exercise the sole and exclusive control and supervision of such persons. In addition, each party is free to engage in such other business activities as such party may desire to pursue, so long as such other business activities do not interfere with such party’s performance hereunder, violate the provisions hereof, or breach any other contractual obligation of the party; provided, however, that Amerivon shall not represent, directly or indirectly, any other person or entity who sells a product which competes with any Product in any geographic area in which the Company shall be selling or distributing its Products and shall not, directly or indirectly represent any person or entity in the sale or distribution of olives in the United States.  Each party will be responsible for the costs, deductions, withholdings, and contributions with respect to such party on account of social security, insurance, unemployment compensation, income tax, or otherwise, under any federal, state, or local law applicable to the relationship of employer and employee.

7.           INDEMNIFICATION.

7.1           Indemnification by the Company.  The Company shall indemnify, save, defend, and hold Amerivon harmless from and against any and all Losses based upon, arising out of, or otherwise in respect of any negligent, grossly negligent, or intentionally wrongful act or omission of the Company or its employees or agents under this Agreement, any material breach by the Company of any warranty, representation, covenant or agreement contained herein, any violation or infringement of any copyright, trademark or any other intellectual property right, or violation of any third party’s right of publicity; provided that any claim for indemnification must exceed Five Thousand Dollars ($5,000) for each single or related acts or omissions for which indemnification is claimed.

7.2           Indemnification by Amerivon.  Amerivon shall indemnify, save, defend, and hold the Company harmless from and against any and all Losses based upon, arising out of, or otherwise in respect of any negligent, grossly negligent, or intentionally wrongful act or omission of Amerivon or its employees, or agents under this Agreement, any breach by Amerivon of any material warranty, representation, covenant or agreement contained herein, any violation or infringement of any copyright, trademark or any other intellectual property right, or violation of any third party’s right of publicity; provided that any claim for indemnification must exceed Five Thousand Dollars ($5,000) for each single or related acts or omissions for which indemnification is claimed.

7.3           Notice of Asserted Liability.  Promptly after receipt by an Indemnified Party of notice of any Asserted Liability, the Indemnified Party shall give written notice thereof to the Indemnifying Party.  The notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.  The failure to give such notice shall not affect the Indemnified Party’s right to seek indemnification from the Indemnifying Party unless the Indemnified Party is materially prejudiced by such lack of notice.

7.4           Asserted Liability Not Involving a Third Party.  Upon receipt of a notice of an Asserted Liability not involving a third party, unless the Indemnifying Party provides written objections as set forth in Section 7.6 of this Agreement, the Indemnifying Party shall promptly reimburse the Indemnified Party for the Losses suffered by the Indemnified Party.

7.5           Asserted Liability Involving a Third Party. Upon receipt of a notice of an Asserted Liability involving a third party, unless the Indemnifying Party provides written objections as set forth in Section 7.6 of this Agreement, the Indemnifying Party shall provide a defense of the Asserted Liability for the Indemnified Party, using qualified legal counsel, and shall pay all reasonable costs of defense and the amount of any judgment, order, award, settlement, compromise, or otherwise.  The Indemnified Party shall cooperate with the Indemnifying Party in any such defense, and the Indemnified Party may participate in such defense using legal counsel of its own choice at its own expense.  The Indemnifying Party may not settle or compromise any claim without the consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed; provided that the Indemnifying Party may settle or compromise any claim without the consent of the Indemnified Party if (i) the Indemnifying Party pays the full amount of such settlement or compromise and all expenses, and (ii) the settlement or compromise does not require the Indemnified Party to perform any act or to refrain from performing any act.  If the Indemnifying Party fails to give the Indemnified Party written notice within thirty (30) days after receipt of the notice of the Asserted Liability that the Indemnifying Party is assuming the defense of the Asserted Liability, or if the Indemnifying Party fails to assume and continually maintain the defense of the Asserted Liability within thirty (30) days after receipt of the notice of the Asserted Liability, then the Indemnified Party may assume control of the defense of the Asserted Liability using legal counsel of its own choice at the expense of the Indemnifying Party, and the Indemnified Party may settle or compromise any claim with the consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed, at the expense of the Indemnifying Party.

7.6           Objections.  If the Indemnifying Party disputes any notice of an Asserted Liability, then the Indemnifying Party shall have thirty (30) days from receipt of such notice to give written objections to the Indemnified Party or such objections shall be deemed waived.  On delivery of the written objections, the Indemnified Party and the Indemnifying Party shall have until the earlier of thirty (30) days from the date of receipt of the written objections or five (5) days before the Indemnified Party must file a response with a court, arbitrator, or similar entity with respect to the Asserted Liability to negotiate and attempt to resolve their differences.  If the parties are unable to resolve their differences during such thirty (30)-day period, then the Indemnified Party may, subject to the provisions of this Agreement, immediately thereafter pursue any legal remedies available.

7.7.          Jurisdiction.  The parties hereby consent to the exclusive jurisdiction of all courts of the State of Nevada and the United States District Court for the State of Nevada as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Agreement.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL OBJECTIONS WHICH THEY MAY HAVE AS TO VENUE IN ANY SUCH COURTS AND ALSO WAIVE  ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  Each party may file a copy of this Agreement as evidence of the foregoing waiver of right to jury trial.

8.           LIMITATIONS OF WARRANTIES AND LIABILITIES.

8.1            Warranty Restrictions.  The Company makes no warranty, express or implied, regarding the Products, including any warranty of merchantability or fitness for a particular purpose.

8.2           No Liability for Consequential Damages. Neither party shall be liable for special, indirect, incidental, exemplary, punitive, or consequential damages, including but not limited to loss of profits, related to or arising out of the performance of this Agreement, even if advised of the possibility of such damages.

8.3           The Company’s Representations and Warranties. The Company represents and warrants that: (i) it is a corporation company duly organized, validly existing and in good standing under the laws of the State of Colorado (ii) it has the lawful right, power, authority and capacity to enter into this Agreement; (iii) the person signing this Agreement is authorized to do so; (iv) neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with the Company’s obligations to any third party; (v) to the Company’s actual knowledge, the Products or their use do not infringe any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights relating to their uses; and (vi) that there are no suits or proceedings pending or, to the Company’s actual knowledge, threatened which allege any infringement of such proprietary rights.

8.4           Amerivon’s Representations and Warranties.  Amerivon represents and warrants that: (i) if it is not an individual, it is a entity validly existing and in good standing under the laws of its jurisdiction; (ii) it has the lawful right, power, authority and capacity to enter into this Agreement; (iii) the person signing this Agreement is authorized to do so; and (iv) neither the execution nor the performance of this Agreement shall constitute a violation of or interfere with Amerivon’s obligations to any third party.

9.           GENERAL PROVISIONS.

9.1           Amendment.  All amendments or modifications of this Agreement shall be in writing and shall be signed by each of the parties hereto.

9.2           Waiver.  Any waiver of any right, power, or privilege hereunder must be in writing and signed by the party being charged with the waiver.  No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

9.3           Notices.  Except for Distributor Reports, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier, by telecopy with confirmation by first-class mail, or by certified mail, return receipt requested, or by e-mail with receipt confirmation.  Notices delivered personally or sent by overnight courier or by telecopy with confirmation by first-class mail shall be effective on the date first received, while notices sent by certified mail, return receipt requested, shall be deemed to have been received and to be effective four (4) business days after deposit into the mails.  Notices shall be given to the parties at the following respective addresses, or to such other addresses as any party shall designate in writing:

If to the Company:                                           V2K International, Inc.
                                                                           13949 West Colfax Avenue
Suite 250
Lakewood, Colorado  80401
Attn:  Vic Yosha
Chief Executive Officer
Telephone:  (303) 202-1120
Telecopier:  (303) 202-5201
E-mail:  vyosha@v2k.com

with a copy to:                                                  Fay M. Matsukage, Esq.
Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street
Suite 300
Denver, Colorado 80203
Telephone:  (303) 777-3737
Telecopier:  (303) 777-3823
E-mail:  fmm@dillanddill.com

If to Amerivon:                                                 Mr. Tod M. Turley
Chief Executive Officer
Amerivon Holdings LLC
800 Southwood Boulevard
Suite 212
Incline Village, Nevada  89451-7475
Telephone/Telecopier: (877) 325-6921
E-mail:  info@amerivon.com

with a copy to:                                                  Charles E. McKee, Esq.
Nevers, Palazzo, Maddux & Packard, plc
31248 Oak Crest Drive.
Suite 100
Westlake Village, California  91361-5671
Telephone: (818) 879-9700
Telecopier:
E-mail: cemckee@npmp.com

9.4           Successors and Assigns.  This Agreement and each of its provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

9.5           Law Governing.  This Agreement has been negotiated, executed, and delivered and shall be performed in the State of Nevada and shall be governed by and construed and enforced in accordance with the laws of the State of Nevada  without regard for its conflict of laws rules.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada  and any United States District Court situated in the State of Nevada for the purposes of construing and enforcing this Agreement.

9.6           Attorneys’ Fees.  Should a lawsuit be commenced to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees in addition to any other recovery to which such party may be entitled.

9.7           Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile transmission, all of which together shall constitute a single instrument.

9.8           Severability of Provisions.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

9.9           Construction.  The headings in the sections and paragraphs of this Agreement are for convenience only and shall not constitute a part hereof.  Whenever the context so requires, the masculine shall include the feminine and the neuter, the singular shall include the plural, and conversely.  The terms and all parts of this Agreement shall in all cases be interpreted simply and according to their plain meaning and neither for nor against any party hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of June 6, 2008.

V2K International, Inc.

By:     /s/ Victor J. Yosha

Title:    Chief Executive Officer

Amerivon Holdings LLC

By:     /s/ Tod M. Turley

Title:    Chief Executive Officer